Exhibit 10.4

SPANSION INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                      (the “Executive”) and Spansion Inc. (the “Company”), as of the latest date set forth by the signatures of the parties hereto below. For purposes of the employment relationship only, the “Company” includes Spansion LLC.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its securityholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its securityholders to provide the Executive with an incentive to continue the Executive’s employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its securityholders.

C. The Board believes that it is imperative to provide the Executive with severance benefits upon the Executive’s termination of employment following a Change of Control that provides the Executive with enhanced financial security and provides incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 4 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective on the latest date set forth by the signatures of the parties hereto below (the “Effective Date”). Following the Effective Date, this Agreement shall not be terminated as long as the Executive remains in the position of [insert executive officer title]. If the Executive no longer holds the title of [insert executive officer title], this Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or upon cancellation with written notice by either of the parties setting forth the effective date of such cancellation; provided, however, that the effective date of such cancellation shall in no event be earlier than two (2) years from the date on which the written notice of cancellation is given. If, prior to the occurrence of a Change of Control, the Executive ceases to be employed by the Company for any reason, then this Agreement shall terminate on the effective date of the Executive’s termination of employment.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. The Executive understands that nothing in this Agreement modifies the Executive’s “at-will”

employment status with the Company; the Company or the Executive may terminate the employment relationship at any time, with or without cause subject to the benefits provided to the Executive under this Agreement.

3. Change of Control Severance Benefits.

a. Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twelve (12) months following a Change of Control, the Executive’s employment is terminated involuntarily by the Company other than for Cause, or due to death or Disability, or by the Executive pursuant to a Voluntary Termination for Good Reason, and the Executive executes and does not revoke a general release of claims against the Company and its affiliates in a form acceptable to the Company within 60 days after the date of Executive’s termination of employment, then the Company shall provide the Executive with the benefits set forth below:

(i) Cash Award. A lump sum payment in an amount equal to the Executive’s monthly base salary immediately prior to such employment termination multiplied by the number of months in the Severance Period, in addition to any other earned but unpaid compensation due through the date of such termination. This lump sum payment is to be paid as soon as practicable after the effective date of the employment termination but in any event no later than 60 days after the effective date of the employment termination.

(ii) Acceleration of Vesting of Equity Awards. All vesting for (AA) outstanding options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company then held by the Executive, (BB) restricted stock granted under any equity plan of the Company or affiliate of the Company then held by the Executive and (CC) other equity and equity equivalent awards granted under any equity plan of the Company or affiliate of the Company then held by the Executive shall be accelerated in full to on or before the effective employment termination date, and thereafter all such options, restricted stock and other equity awards shall be immediately vested, and, where applicable, exercisable for such period of time following termination as provided for by the specific agreements governing each such award.

(iii) Benefits Continuation. During the Severance Period, the Company shall pay directly, on behalf of the Executive, or reimburse the Executive, at the Executive’s option, for premium costs incurred by the Executive and the Executive’s dependents for continued health care coverage under the applicable plans maintained by the Company, pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable state law, to the extent required by such laws.

(iv) Entire Change of Control Benefits. All of the foregoing benefits shall replace and be in lieu of any other severance benefit(s) to which Executive would otherwise be entitled following a Change of Control.

b. Voluntary Resignation; Termination For Cause. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive shall receive all earned but unpaid compensation as may be required by law.

c. Disability; Death. If the Executive’s employment with the Company terminates as a result of the Executive’s Disability, or if the Executive’s employment is terminated due to the death of the Executive, then the Executive or the Executive’s estate shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive or the Executive’s estate shall receive all earned but unpaid compensation as may be required by law.

d. Termination Apart from Change of Control. In the event the Executive’s employment is terminated for any reason not related to a Change of Control prior to the occurrence of a Change of Control, or for any reason after the twenty-four (24) month period following a Change of Control, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive shall receive all earned but unpaid compensation as may be required by law (or any benefits to which Executive is entitled pursuant to his offer letter agreement with the Company).

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

a. Cause. “Cause” means any of the following acts committed by Executive: (i) theft, dishonesty or falsification of any employment or Company records that is not trivial in nature; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the disinterested members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board or the Company’s management to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

b. Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with the Company’s emergence from bankruptcy or which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

(ii) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value, other than in connection with the Company’s liquidation or dissolution as a result of its bankruptcy; or

(iii) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition arising out of the Company’s emergence from bankruptcy.

c. Disability. “Disability” means that the Executive has been unable to perform the Executive’s Company duties as the result of the Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of the Executive’s Company duties before the termination of the Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

d. Severance Period. “Severance Period” means the number of months following Executive’s termination of employment with the Company, determined as follows:

(i) the Severance Period shall be 18 months if Executive’s termination of employment occurs within 24 months after Executive’s commencement of employment with the Company, or

(ii) if Executive’s termination of employment occurs after the 24 month anniversary of Executive’s commencement of employment with the Company, the Severance Period shall be 24 months.

e. Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” means the Executive voluntarily resigns from employment with the Company within sixty (60) days of one or more of the following events which occurs without the Executive’s consent and which remains uncured thirty (30) days after the Executive’s delivery to the Company of written notice thereof:

(i) a material reduction in Executive’s authority, title, duties and responsibilities as [insert executive officer title];

(ii) a material reduction by the Company in Executive’s base salary in effect immediately prior to such reduction, except in connection with a reduction in salary affecting all senior management employees of the Company;

(iii) the Company’s material breach of any of its obligations under the offer letter agreement between the Company and the Executive, and

(iv) a relocation of the Executive without his or her written consent, to a facility or location fifty (50) miles from the Company’s current headquarters in Sunnyvale, CA.

5. Successors.

a. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

b. Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

a. General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Executive, mailed notices shall be addressed to the Executive at the Executive’s home address that the Company has on file for the Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

b. Notice of Termination of Employment. Any termination of Executive’s employment by the Company for Cause or by the Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of employment termination to the other party given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the effective termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by either party to include in the notice any fact or circumstance that contributes to a showing of Voluntary Termination for Good Reason or termination for Cause shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

7. Confidentiality; Non-Solicitation.

a. Confidentiality. While the Executive is employed by the Company or an affiliate of the Company, and thereafter, the Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of the Executive’s employment with the Company (or affiliate of the Company), all Confidential Information in the Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form, except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, and includes technical information (e.g., know-how, formulas, computer programs, software and documentation, secret processes or machines, inventions and research projects), business information (e.g., information about costs, profits, manufacturing yields, markets, sales, suppliers, customers, business development plans and public relations methods), personnel information (e.g., policies, employee compensation, employee work preferences, and personnel files) and other non-public data and information of a similar nature of the Company and its affiliates.

b. Non-Solicitation; Non-Disparagement. In addition to the Executive’s obligations under any proprietary information or similar agreement, the Executive shall not for a period of two (2) years following the Executive’s termination of employment for any reason, either on the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of the Company’s affiliates any of their respective officers, employees or customers; provided, however, that a general advertisement to which an employee of the Company or one of its affiliates responds shall in no event be deemed to result in a breach of this Section 7.b. In addition, the Executive shall not, and shall use reasonable efforts to ensure that the Executive’s attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Company or any of the present or former employees, officers, directors or affiliates of the Company, or which interferes in any way with the ability of the Company or any of its affiliates to market its products or services, to retain existing customer relationships or to obtain new customer relationships.

c. Survival of Provisions. The provisions of this Section 7 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

8. Code Section 280G.

a. In the event that: (i) the aggregate payments or benefits to be made or afforded to the Executive which are deemed to be “parachute payments” as defined in Section 280G of the Code or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (ii) if (A) such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code, and (B) the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (a) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then (iii) the Termination Benefits shall be reduced to the Non-Triggering Amount.

b. If it is determined that the Executive’s Termination Benefits shall be reduced pursuant to Section 8(a), the Termination Benefits shall be reduced in the following order: (i) the cash severance payment in Section 3(a)(i), (ii) the acceleration of vesting of equity awards described in Section 3(a)(ii), and (iii) the benefits continuation described in Section 3(a)(iii).

c. Any determination of whether there will be a limitation on payments to the Executive pursuant to Section 8(a) above shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive not less than ten (10) business days prior to the Change of Control. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 8, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

d. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in a loss by the Company of any portion if its tax deduction for payments made by the Company to the Executive due to the application of Section 280G of the Code.

e. Notwithstanding any other provision of this Section 8, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the applicable taxes under Section 4999 of the Code that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

9. Arbitration and Equitable Relief.

a. Except as provided in Section 9(d) below, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). There will be one arbitrator who may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

b. The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Executive hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

c. The Company will pay the direct costs and expenses of the arbitration. The Company and the Executive are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.

d. The Company and the Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

THE EXECUTIVE HAS READ AND UNDERSTOOD THIS SECTION 9, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i. EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ii. ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

iii. ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Miscellaneous Provisions.

a. Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b. Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and any proprietary information agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

c. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, as applied to agreements among California residents entered into and to be wholly performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

d. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

e. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

f. Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

(i) Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable to Executive hereunder unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the

Department of Treasury regulations and other guidance promulgated thereunder. In addition, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Finally, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(ii) Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(iii) For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

SPANSION INC.

By:
Title:
Date:

EXECUTIVE:

Date: